Sierra Monitor Corporation Announces Financial Results
for the First Quarter Ended March 31, 2012

Record First Quarter Sales of $6.2 Million; a 49% Increase Year over Year

Earns Record First Quarter Net Income of $573,056 or $0.06 per Share

Milpitas, California – May 2, 2012 – Sierra Monitor Corporation (OTC: SRMC.OB), a company that designs, manufactures and sells electronic safety and environmental instrumentation, today announced financial results for the first quarter ended March 31, 2012.

Financial Highlights

•	First quarter sales of $6.2 million, an increase of 49% over sales of $4.2 million in the first quarter of 2011

•	First quarter income from operations of $955,534, compared to income from operations of $527,413 in the same period of 2011

•	First quarter net income increased to $573,056 or $0.06 per share (basic and diluted), compared to net income of $316,623 or $0.03 per share (basic and diluted) in the same prior year period

•	Ended first quarter with a strong balance sheet with approximately $4.6 million of cash and current receivables

Business Highlights

•	Shipped largest order in Sierra Monitor’s history. Valued at over $2.5 million, the order involved the supply of gas detection and flame detection modules, beam type gas monitors and numerous audible and visible alarm devices.

•	Qualified the company’s infrared-based gas monitors to be deployed worldwide by the global leader in sterilization services for detection of leaks of highly toxic and flammable Ethylene Oxide in storage and process systems.

•	Received order valued at over $100,000 for gas and flame detection systems for a pipeline project in Peru.

•	Opened a Singapore sales office. Combined with our Middle East and Latin America offices this third international location expands the company’s coverage in significant global gas detection markets.

First Quarter 2012 Financial Results

Total sales for the quarter ended March 31, 2012 were $6,201,936, an increase of 49%, compared to $4,168,417 reported for the same period of 2011.

Sierra Monitor posted GAAP net income of $573,056, or $0.06 per share (basic and diluted), compared to a net income of $316,623, or $0.03 per share (basic and diluted), for the quarter ended March 31, 2011.

Sierra Monitor posted non-GAAP net income of $682,214, or $0.07 per share (basic and diluted), compared to a net income of $426,276, or $0.04 per share (basic and diluted), for the quarter ended March 31, 2011.

“During the first quarter of 2012, the Sierra Monitor team manufactured and shipped the largest gas detection instrumentation order in the Company’s history,” said Gordon R. Arnold, chairman and chief executive officer. “As a result, we achieved record sales, up 49%, and record net income, up 81%, compared to the first quarter last year. We will continue strategic expansion of the team with a focus on increasing sales.”

Cash Position

At March 31, 2012 Sierra Monitor had $513,391 cash on hand and net accounts receivable of $4,116,723 reflecting the impact of the large first quarter shipment. The Company’s Days Sales Outstanding in Accounts Receivable (DSOs) was 44 days.

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About Sierra Monitor Corporation

Sierra Monitor Corporation designs, manufactures and sells electronic safety and environmental instrumentation. The company’s unique protocol translator product lines enable communication between disparate electronic systems overcoming protocol language barriers. By enabling communication between central building automation systems and many electronic subsystems, such as fire panels, chillers and air handlers, Sierra Monitor assists with the integration of energy saving building automation systems. The company’s products improve the safety and comfort of workers while contributing to climate and natural resource protection. Sierra Monitor’s intelligent hazardous gas detection systems can be found in a broad range of applications including US Navy ships, wastewater treatment facilities, refineries, offshore oil platforms, chemical plants, parking garages and underground telephone vaults providing 24/7 protection of personnel and facilities.

The Company’s vision is to capitalize on the expanding worldwide demand for knowledge-based products and services that improve operational performance, productivity, efficiency and safety in building automation, industrial and military applications, while reducing demands on resources and energy consumption.

Sierra Monitor Investor Relations Contact:

Steve Polcyn

408-262-6611 ext. 1341

spolcyn@sierramonitor.com

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Table A

SIERRA MONITOR CORPORATION

Condensed Statements of Operations

(Unaudited)

	For the three months ended March 31,
	2012	2011
Net sales	$6,201,936	$4,168,417
Cost of goods sold	3,042,578	1,659,274
Gross profit	3,159,358	2,509,143
Operating expenses
Research and development	572,833	545,074
Selling and marketing	1,038,201	884,439
General and administrative	592,790	552,217
	2,203,824	1,981,730
Income from operations	955,534	527,413
Interest income	58	292
Income before income taxes	955,592	527,705
Income tax provision	382,536	211,082
Net income	$573,056	$316,623
Net income available to common shareholders per common share
Basic	$0.06	$0.03
Diluted	$0.06	$0.03
Weighted average number of common shares used in per share computations:
Basic	9,901,177	9,896,942
Diluted	10,105,661	10,102,942

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Table B

SIERRA MONITOR CORPORATION

Balance Sheets

Assets	March 31,	December 31,
	2012	2011
	(unaudited)
Current assets:
Cash and cash equivalents	$513,391	$1,212,426
Trade receivables, less allowance for doubtful accounts of approximately $66,000 and $65,000 respectively	4,116,723	1,647,948
Inventories, net	2,972,022	3,918,161
Prepaid expenses	206,701	232,362
Income tax deposit	10,655	10,655
Deferred income taxes - current	366,618	366,618
Total current assets	8,186,110	7,379,170
Property and equipment, net	398,974	399,558
Other assets	124,636	140,558
Total assets	$8,709,720	$7,919,286

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$757,949	$918,706
Accrued compensation expenses	522,437	497,197
Other current liabilities	277,757	323,114
Income taxes payable	386,802	11,362
Total current liabilities	1,944,945	1,750,379
Deferred tax liability	108,337	108,337
Total liabilities	$2,053,282	1,858,716
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.001 par value; 20,000,000 shares authorized; 9,901,177 shares issued and outstanding	9,901	9,901
Additional paid-in capital	2,798,062	2,775,250
Retained earnings	3,848,475	3,275,419
Total shareholders’ equity	6,656,438	6,060,570
Total liabilities and shareholders’ equity	$8,709,720	$7,919,286

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NON-GAAP FINANCIAL MEASURES

Sierra Monitor refers to these non-GAAP financial measures in evaluating and measuring the performance of our ongoing operations and for planning and forecasting in future periods. These non-GAAP financial measures also facilitate our internal comparisons to historical operating results. We are reporting non-GAAP financial measures because we believe that the inclusion of comparative numbers provides consistency in our financial reporting. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year.

However, the Company acknowledges that non-GAAP measures have significant limitations in that they do not reflect all of the amounts associated with Sierra Monitor's financial results as determined in accordance with GAAP and that these measures should only be used to evaluate Sierra Monitor's financial results in conjunction with the corresponding GAAP measures, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Because of these limitations, Sierra Monitor qualifies the use of non-GAAP financial information in a statement when non-GAAP information is presented. In addition, the exclusion of the charges and expenses indicated above from the non-GAAP financial measures presented does not indicate an expectation by Sierra Monitor management that similar charges and expenses will not be incurred in subsequent periods.

The accompanying news release dated May 2, 2012 contains non-GAAP financial measures. Table C reconciles the non-GAAP financial measures in that news release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating expenses, non-GAAP profit from operations and related non-GAAP profit as a percentage of revenue, non-GAAP net profit and basic and diluted non-GAAP net profit per share.

Sierra Monitor continues to provide all information required in accordance with GAAP and does not suggest or believe non-GAAP financial measures should be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Sierra Monitor believes that these non-GAAP financial measures provide meaningful supplemental information regarding its operating results primarily because they exclude amounts the Company does not consider part of ongoing operating results when assessing the Company’s overall performance.

We believe that our non-GAAP financial measures facilitate the comparison of results for current periods with results for past periods. We exclude the following items from non-GAAP financial measures:

Depreciation and Amortization of Tangible and Intangible Assets

In accordance with GAAP, depreciation and amortization of tangible and intangible assets includes depreciation of purchased capital assets and amortization of intangible assets such as certifications obtained from Nationally Recognized Test Laboratories. We exclude these amounts from our internal measures for budget and planning purposes.

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Provision for Bad Debt Expense

We maintain an allowance for doubtful accounts which is analyzed on a periodic basis to ensure that it is adequate to the best of management’s knowledge. We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Inventory Losses

We evaluate our inventories for excess or obsolescence on a quarterly basis. Inventories identified as slow moving or obsolete are determined based on historical experience and current product demand. The quarterly analysis is used to adjust the provision for inventory losses. We exclude the provision for inventory losses from our internal measures for budget and planning purposes.

Stock-Based Compensation Expense

Our non-GAAP financial measures exclude stock-based compensation expenses, which consist of expenses for stock options. While stock-based compensation is an expense affecting our results of operations, management excludes stock-based compensation from our budget and planning process. For these reasons we exclude stock-based compensation expenses from our non-GAAP financial measures. We compute weighted average diluted shares using the methods required by GAAP for both GAAP and non-GAAP diluted net income per share.

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Table C

SIERRA MONITOR CORPORATION

Reconciliation of GAAP to Non-GAAP Operating Results

(Unaudited)

	For the three months ended
	March 31
	2012	2011

GAAP Net Income	$573,056	$316,623
Depreciation and amortization	74,996	64,068
Provision for bad debt expense	1,350	3,000
Provision for inventory losses	10,000	15,000
Stock based compensation expense	22,812	27,585
Total adjustments to GAAP net income	109,158	109,653
Non-GAAP Net Income	$682,214	$426,276

Non GAAP Net Income Per Share:
Basic	0.07	0.04
Diluted	0.07	0.04
Weighted-average number of shares used in per share computations:
Basic	9,901,177	9,896,942
Diluted	10,105,661	10,102,942

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